UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under §240.14a-12

Cabela’s Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

FINAL CAB Vendor / Business Partner Letter

Dear [Valued Partner / INSERT CUSTOMARY GREETING],

This morning, we announced that Cabela’s has entered into a merger agreement with Bass Pro Shops creating the truly premier retailer in outdoor sporting goods. Our shared passion to serve outdoor enthusiasts is what makes us so confident this will be a successful combination. The news release, which includes more information regarding the transaction, can be found here [INSERT LINK].

We are confident this merger will bring exciting opportunities and will secure a strong future for Cabela’s. The two companies have highly complementary business philosophies, product offerings, expertise, and geographic footprints. Together, Bass Pro Shops and Cabela’s will offer customers the greatest selection of outdoor recreation equipment and apparel in North America, and an unparalleled commitment to customer satisfaction and loyalty.

We currently expect to complete the merger in the first half of 2017, subject to regulatory approvals and customary closing conditions. Until the transaction closes, we will continue to operate as an independent, publicly traded company and there will be no change to our relationship with you. Additionally, following the close of the transaction, Capital One will service the Cabela’s CLUB credit card, and customers can continue to use their credit cards just as they always have.

By combining with Bass Pro Shops, we will enhance our ability to serve outdoor enthusiasts while creating a stronger, unified company with enhanced reach, allowing us to serve more communities and customers, and we hope you share our excitement. Bass Pro Shops and Cabela’s are committed to maintaining the values on which our brands were built. As always, we greatly appreciate your support and look forward to continuing our relationship with you. This opportunity would not be possible without your loyalty and commitment. If you have additional questions, please don’t hesitate to reach out to us at any time.

Sincerely,

[Tommy Millner

Chief Executive Officer /

INSERT]

Additional Information Regarding the Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of Cabela’s Incorporated (the “Company”) or the solicitation of any vote or approval. This communication is being made in respect of the proposed merger transaction involving the Company, Bass Pro Group, LLC (“Bass Pro Group”) and a wholly-owned subsidiary of Bass Pro Group. The proposed merger of the Company will be submitted to the stockholders of the Company for their consideration. In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement. However, such documents are not currently available. The definitive proxy statement will be mailed to the stockholders of the Company. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.cabelas.com under the heading “SEC Filings” in the “Investor Relations” portion of the Company’s website. Stockholders of the Company may also obtain a free copy of the definitive proxy statement and any filings with the SEC that are incorporated by reference in the definitive proxy statement by contacting the Company’s Investor Relations Department at (308) 255-7428.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the fiscal year ended January 2, 2016 and Amendment No. 1 thereto, which were filed with the SEC on February 22, 2016 and April 29, 2016, respectively, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.